UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011
TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34473 (Commission File Number)	20-2533768 (I.R.S. Employer Identification No.)

P.O. Box 110526 4101 Research Commons 79 T.W. Alexander Drive
Research Triangle Park, North Carolina (Address of principal executive offices)	27709 (Zip Code)
Registrant’s telephone number, including area code: (919) 316-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
     On June 1, 2011, in connection with the Merger described below, the Company terminated the following agreements: (i) the Revolving Credit Agreement, dated as of December 6, 2006, as amended, supplemented, amended and restated or otherwise modified from time to time, by and among the Company and certain if its subsidiaries, as borrowers, the lenders party thereto, and Wachovia Bank, N.A., an affiliate of Wells Fargo Securities, as administrative agent (the “Revolving Credit Facility”) and (ii) the Pledge and Security Agreement, dated as of December 6, 2006, between the Company and certain of its subsidiaries as grantors and Wachovia Bank, N.A., an affiliate of Wells Fargo Securities, as administrative agent for the secured parties. The description of the Revolving Credit Facility in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2011 is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets
     On June 1, 2011, Grifols, S.A., a company organized under the laws of Spain (“Grifols”), completed its acquisition (the “Merger”) of Talecris Biotherapeutics Holdings Corp. (“Talecris” or the “Company”), a Delaware corporation, whereby Talecris merged with and into Stream Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Talecris (“Stream Merger Sub”), immediately following which Grifols Inc., a Delaware corporation and wholly owned subsidiary of Grifols (“Grifols Inc.”), merged with and into Stream Merger Sub. The foregoing mergers were effected pursuant to the Agreement and Plan of Merger dated as of June 6, 2010 (the “Merger Agreement”) by and among Talecris, Stream Merger Sub, Grifols and Grifols Inc.
     In connection with the consummation of the Merger, each share of common stock, par value $0.01 per share, formerly representing a share of Talecris (“Talecris Common Stock”) was converted into the right to receive $19 in cash and American Depositary Shares (“ADSs”) representing 0.6485 (or 0.641 for Talecris directors and Talecris Holdings, LLC) of a non-voting (Class B) ordinary share of Grifols (“Non-Voting Shares”) and cash in lieu of fractional Non-Voting Shares and any cash representing dividends or other distributions payable in accordance with the Merger Agreement. The ADSs are listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “GRFS.”
     The foregoing description of the Merger Agreement and the Merger (including the description of the consideration payable in connection with the Merger) is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Talecris’ Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2010.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     As a result of the Merger, the Company notified NASDAQ on June 1, 2011 that each issued and outstanding share of Talecris Common Stock was converted into the right to receive $19 in cash and American Depositary Shares representing Non-Voting Shares. Accordingly, the Company submitted to NASDAQ a request that it file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25, thereby commencing the process of delisting the Company’s common stock from NASDAQ. The Company filed a Form 15 to suspend its reporting obligations under Sections 13(a) and 15(d) of the Exchange Act on June 2, 2011.

Item 5.01	Changes in Control of Registrant
     As a result of the Merger, a change in control of the Company occurred and the Company became a wholly owned subsidiary of Grifols. The information regarding the Merger is set forth in Item 2.01 above and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Elections Directors
     At the effective time of the Merger on June 1, 2011, Richard A. Charpie, Paul N. Clark, W. Brett Ingersoll, James T. Lenehan, Kenneth J. Martin, Steven F. Mayer, Dean J. Mitchell, Lawrence D. Stern and Ruedi E. Waeger resigned as the members of the Board of Directors of the Company. These resignations were not a result of any disagreements between the Company and the current directors on any matter relating to the Company’s operations, policies or practices.

     In accordance with the Merger Agreement, upon completion of the Merger, the officers of Grifols Inc. became the officers of the surviving corporation of the Merger. Accordingly, each of Lawrence D. Stern, Chairman and Chief Executive Officer, John M. Hanson, Executive Vice President and Chief Financial Officer, John F. Gaither, Jr., Executive Vice President, General Counsel and Secretary, Mary J. Kuhn, Executive Vice President, Operations and John Perkins, Executive Vice President, Global Commercial Operations ceased to hold his or her respective position with the Company.
     Immediately following the effective time of the Merger, John M. Hanson, John F. Gaither, Jr., Mary J. Kuhn and John Perkins were appointed as officers of the surviving corporation of the Merger.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFOLS INC., as the surviving entity of the Merger with TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.
By:	/s/ David I. Bell
	Name:	David. I. Bell
	Title:	Vice President

Date: June 3, 2011

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